Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ruth’s Hospitality Group, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Ruth’s Hospitality Group, Inc. of our reports dated March 2, 2012, with respect to the consolidated balance sheets of Ruth’s Hospitality Group, Inc. and subsidiaries as of December 25, 2011 and December 26, 2010, and the related consolidated statements of income (loss), shareholders’ equity and cash flows for the fifty-two weeks ended December 25, 2011, December 26, 2010 and December 27, 2009, and the effectiveness of internal control over financial reporting as of December 25, 2011, which reports are included in the Annual Report on Form 10-K for the year ended December 25, 2011 of Ruth’s Hospitality Group, Inc.

/s/ KPMG LLP

Orlando, Florida

July 25, 2012

Certified Public Accountants